U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 17, 2015
ADVANCED EMISSIONS SOLUTIONS, INC.
(Name of registrant as specified in its charter)

Delaware	000-54992	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch CO,	80129
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (303)-734-1727
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors or Certain Officers
On November 17, 2015, Advanced Emissions Solutions, Inc. (“ADES” or the “Company”) decided to eliminate the position of Executive Vice President (“EVP”) of ADES effective January 8, 2016. Currently, Jonathan R. Lagarenne holds the position of EVP, which position includes the duties of the principal operating officer. Mr. Lagarenne will continue as EVP and will transition his duties, including those of the principal operating officer, to others through January 8, 2016 (“Termination Date”) at which time his employment with the Company, including its subsidiaries, will terminate.
Mr. Lagarenne’s termination of employment with the Company is not for Cause nor in connection with a Change in Control, both of which terms are as defined in Mr. Lagarenne’s Amendment to Employment Agreement (“EA Agreement”) with the Company, dated September 19, 2014, a form of which is filed as Exhibit 10.67 to the Company’s Current Report on Form 8-K filed with the U.S Securities and Exchange Commission (“SEC”) on September 2, 2014. The Board of Directors (the “Board”) of the Company has determined that Mr. Lagarenne is entitled to the severance compensation as set forth in Section III of the EA Agreement. His salary and benefits through the Termination Date remain unchanged. In addition, pursuant to the EA Agreement, Mr. Lagarenne shall be deemed to have resigned effective on the Termination Date, from all positions that he held with the Company or any Related Person (as defined in the EA Agreement), including President of ADA-ES, Inc.
(c) Appointment of Certain Officers
Upon the Termination Date, Mr. Lagarenne’s duties as principal operating officer of the Company are to be assumed by the Company’s current Chief Executive Officer and President, L. Heath Sampson. There will be no change to Mr. Sampson’s current compensation as a result of these additional duties. Mr. Sampson’s business experience and compensation are as set forth on the Company’s Current Reports on Form 8-K filed with the SEC on September 2, 2014 and April 7, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 23, 2015

Advanced Emissions Solutions, Inc.
Registrant

/s/ L. Heath Sampson
L. Heath Sampson
President and Chief Executive Officer

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